Exhibit 32
Rule 13a — 14(b) CERTIFICATIONS OF CHIEF EXECUTIVE OFFICER
AND CHIEF FINANCIAL OFFICER
Pursuant to 18 U.S.C.§1350, the undersigned officers of Tollgrade Communications, Inc. (the “Corporation”), hereby certify that the Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Corporation.
Dated: October 28, 2010

/s/ Edward H. Kennedy
Name:	Edward H. Kennedy
Title:	Chief Executive Officer and President

/s/ Michael D. Bornak
Name:	Michael D. Bornak
Title:	Chief Financial Officer and Treasurer

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